02/2006

7B7252892

GONZALO SAUCA POLANCO
NOTARIO
c/. Mártires, 25
Telf.: 91 632 00 74 - Fax: 91 632 00 87
28680 BOADILLA DEL MONTE
(Madrid)

ESCRITURA DE PROTOCOLIZACION Y ELEVACIÓN A PUBLICO DE ACUERDOS SOCIALES. ----------------------

NUMERO TRES MIL CUATROCIENTOS DIECISEIS.------

En Boadilla del Monte, mi residencia, a veintidós de junio de dos mil seis. ------------------

Ante mí, GONZALO SAUCA POLANCO, Notario del Ilustre Colegio de Madrid, -----------------------

-------------------------COMPARECE:----------

DON JUAN GUITARD MARÍN, mayor de edad, casado, con domicilio a estos efectos en Boadilla del Monte (Madrid), Avenida de Cantabria, s/n, Ciudad Grupo Santander, con DNI/NIF número 5.227.818-X. --------

INTERVIENE en nombre y representación de **"BANCO SANTANDER CENTRAL HISPANO, S.A."**, domiciliada en Santander, Paseo de Pereda números 9 a 12, con C.I.F. A-39000013; es de duración indefinida, constituida por escritura pública autorizada ante el Notario de Santander, don José Dou Martínez el día 3 de marzo de 1856, ratificada y parcialmente modificada por otra autorizada por el escribano de San-